Exhibit 10.2

THIRD AMENDMENT TO LEASE

LEXAR MICRO SYSTEMS

THIS THIRD AMENDMENT TO LEASE (“Amendment”) dated for reference purposes as of March 16, 2004, is made to that Industrial Space Lease dated as of October 25, 1996, (the “Lease”) by and between Lexar Micro Systems, a California corporation predecessor to Lexar Media, Inc., a California corporation as (“Tenant”), and Renco Investment Company, a California partnership as (“Landlord”), for the lease of space located at 47421 Bayside Parkway, Fremont, California (the “Leased Premises”). The parties hereto agree that the Lease is amended, changed and modified by the following provisions, which are hereby added to the Lease:

Unless otherwise expressly provided herein, all terms which are given a special definition by the Lease that are used herein are intended to be used with the definition given to them by the Lease. The provisions of the Lease shall remain in full force and effect except as specifically amended hereby. In the event of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall prevail.

Tenant has entered into a lease with Renco Equities IV, a California partnership dated as of March 16, 2004, for Tenant’s occupancy of space located at 47300 Bayside Parkway in Fremont, California (“New Premises”). At such time as all the following have occurred this Lease shall terminate and the actual Lease Expiration Date shall be the date when all of the following have occurred: (i) Tenant occupies the New Premises, (ii) Tenant commences payment of base monthly rent and additional rent pursuant to the terms of the lease for the New Premises, (iv) Tenant vacates the Leased Premises and has complied with all terms of the Lease except for the second Section 2.6 of the First Addendum To Lease Renco 36 the terms of which Tenant shall not be required to perform, and (v) Renco Equities IV and Tenant sign an Acceptance Agreement in the form attached to the lease for the New Premises which agreement provides for the commencement of the lease for the New Premises (together with the obligation to pay Base Monthly Rent and Additional Rent as defined in the lease for the New Premises) to occur on or before the termination date for this Lease.

In the event that all of the conditions in the preceding paragraph do not occur, the terms of this Amendment shall not take effect and the Lease shall continue without regard to the provisions of this Amendment.

Lexar Media, Inc.

Third Amendment To Lease

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment To Lease with the intent to be legally bound thereby, to be effective as of the date the second party signs this First Amendment To Lease.

AS LANDLORD:		AS TENANT:
Renco Investment Company a California partnership		Lexar Media, Inc. a California corporation

By:	/s/ Donald E. Vermeil, TTEE Revocable Trust Agreement Dated 11/6/78, As Amended	By:	/s/ Brian T. McGee
		Title:	CFO
Title:	General Partner

By:	/s/ William N. Neidig, Trustee Neidig Family Trust U/D/T Dated July 25, 1986	By:	/s/ Eric B. Stang
		Title:	CEO
Title:	General Partner

Dated:	March 17, 2004		Dated: March 16, 2004